Exhibit 23.6

Hexindai Inc.

13th Floor, Block C, Shimao

No. 92 Jianguo Road

Chaoyang District, Beijing 100020

People’s Republic of China

September 29, 2017

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Hexindai Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours,
/s/ Stephen Markscheid
Name: Stephen Markscheid